Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2015 FIRST QUARTER RESULTS

SAINT LOUIS, MO — August 27,  2014 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the first quarter of fiscal year 2015 ended July 27, 2014 and other Company-related news.

Consolidated Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended
	July 27,	July 28,
	2014	2013
Net revenues	$241.6	$238.0
Consolidated adjusted EBITDA (1)	43.7	41.9

Loss from continuing operations	(2.3)	(5.7)
Income from discontinued operations	—	0.8
Net loss	(2.3)	(4.9)

Diluted loss per share from continuing operations	(0.06)	(0.14)
Diluted income per share from discontinued operations	—	0.02
Diluted loss per share	(0.06)	(0.12)
Adjusted income (loss) per share (2)	0.02	(0.07)

(1)         For a further description of Consolidated Adjusted EBITDA, refer to the reconciliation tables following the narrative and the definition of Adjusted EBITDA in footnote (1) of this release.

(2)         For a reconciliation of the GAAP basis per share amounts to adjusted income (loss) per share, refer to the reconciliation table labeled “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted Income (Loss) and GAAP Income (Loss) from Continuing Operations Per Share to Adjusted Income (Loss) Per Share.”

Virginia McDowell, President and Chief Executive Officer, commented: “For the second consecutive quarter, we increased Adjusted EBITDA and operating margins, on a same-store basis, despite a still challenging operating environment.  Excluding Nemacolin, which was open for only one month during last year’s quarter, six properties improved net revenues year over year and eight properties increased Adjusted EBITDA year over year.  We continued to benefit from our profit improvement initiatives during the quarter.

“In July we implemented a restructuring of our corporate group in which we eliminated certain executive positions to maximize our efficiency and streamline reporting lines.  These changes are expected to save approximately $2.5 million annually, not including severance expense of $2.3 million in the current quarter.

“We are also continuing to refine our marketing programs to enhance our customers’ experience.  On a same-store basis, during the quarter we saw a slight increase in play from our top tier customers and a 4% increase in retail play. This was offset by a decrease in play from customers in the lower segments of our database.”

Financial Highlights

Net revenues for the current quarter were $241.6 million compared to $238.0 million in the prior year quarter, and consolidated Adjusted EBITDA was $43.7 million for the quarter compared to $41.9 million in the same quarter of the prior fiscal year.   Excluding the results at Nemacolin, same-store property net revenues decreased from $235.2 million to $232.9 million, Adjusted EBITDA increased to $50.1 million from $48.9 million, and operating margins increased to 21.5% from 20.8%.

Adjusted income per share from continuing operations was $0.02 for the quarter compared to adjusted net income per share from continuing operations of ($0.07) in the prior year.

Operating results in the most recent quarter were impacted by $2.3 million of severance expenses related to the corporate restructuring and $1.0 million in expenses related to the voter referendum that would potentially allow casinos at certain racetracks in Colorado. The previous year’s quarter benefited from a $1.0 million gain on the sale of our airplane.

On a GAAP basis, diluted loss per share from continuing operations was ($0.06) compared to a loss from continuing operations of ($0.14) in the prior year’s quarter.

Operating Results

Black Hawk — Net revenues decreased $1.0 million to $31.7 million, and Adjusted EBITDA decreased $0.5 million to $7.9 million.  Black Hawk continued to experience a heightened competitive environment during the quarter which impacted net revenues.  However, we continued to aggressively manage expenses, which mitigated some of the top-line weakness.

Pompano — Net revenues increased $0.3 million to $37.7 million, and Adjusted EBITDA increased $0.6 million, or 9.4%, to $6.6 million.  The property experienced an increased promotional environment at the beginning of the quarter and adjusted marketing programs and cost levels appropriately.

Iowa — Net revenues decreased $0.2 million to $47.3 million, while Adjusted EBITDA increased $0.9 million to $13.4 million. Net revenues, Adjusted EBITDA and operating margins each increased at both Bettendorf and Waterloo, where profit enhancement initiatives and stronger marketing programs to top-tier customers offset overall gaming market weakness.  The decline in net revenues for the state was entirely attributable to Marquette, where road construction and softer tourism impacted results.

Lake Charles — Net revenues decreased $1.1 million to $32.5 million, and Adjusted EBITDA decreased $0.4 million to $5.2 million.  Net revenues and Adjusted EBITDA were impacted by decreased rated play partially offset by lower expenses.

Mississippi - Net revenues decreased $0.8 million to $24.9 million, and Adjusted EBITDA was consistent with prior year at $2.8 million.  In Lula, we improved Adjusted EBITDA by over 30% and margins by over 400 basis points primarily as result of a more targeted marketing program and our profit improvement initiatives.  Natchez and Vicksburg continue to experience market pressures from competition and economic conditions.

Missouri —Net revenues increased $0.6 million to $58.9 million, and Adjusted EBITDA increased $0.7 million to $14.3 million.  Operating margins and Adjusted EBITDA increased at each of our four Missouri properties, despite slight decreases in net revenue in Caruthersville and Kansas City.  Boonville, Cape Girardeau and Caruthersville benefited from an increase in top-tier rated play during the quarter.  We also saw positive retail play trends at Boonville, Cape Girardeau and Kansas City.

Pennsylvania — Net revenues were $8.7 million, and Adjusted EBITDA was ($0.4) million, compared to $2.6 million and $(0.6) million, respectively, during the prior year, which included only the month of July.  We continue to focus on building our revenues at the property and bringing the cost structure in line with the business volumes.

Corporate Expenses

Corporate and development expenses were $9.1 million for the quarter compared to $6.7 million in the first quarter of fiscal 2014.  The current year quarter includes severance of $2.3 million and the prior year quarter benefitted from a $1.0 million gain from the sale of our airplane.  Excluding the aforementioned items, corporate expenses declined 10.7% year over year.

Non-cash stock compensation expense was $0.8 million for the quarter compared to $1.1 million in the first quarter of fiscal 2014.

Development

The Provence, Philadelphia, Pennsylvania — We continue to await the decision from the Pennsylvania Gaming Control Board (the “PGCB”) regarding the awarding of the final license in Philadelphia where we would operate the proposed $700 million casino entertainment complex, dubbed The Provence, if the project is selected for licensure by the PGCB.  As proposed, the 1.25 million square foot project is expected to include a 125-room hotel, a casino featuring approximately 3,300 electronic gaming machines and 150 table games, as well as a wide variety of non-gaming entertainment amenities.  At this time, the PGCB has not communicated the timetable with respect to a forthcoming decision.

Capital Structure and Capital Expenditures

As of July 27, 2014, the Company had:

•                  $68.3 million in cash and cash equivalents, excluding $9.1 million in restricted cash and investments;

•                  $1.1 billion in total debt; and

•                  $125 million in net line of credit availability.

First quarter capital expenditures were $9.0 million, primarily consisting of maintenance and gaming equipment purchases.  We expect to have capital expenditures of approximately $38 million to $41 million for the remainder of fiscal 2015.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Wednesday, August 27, 2014 at 10:00  am central time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing 877-870-4263.  International callers can access the conference call by dialing 412-317-0790.  The conference call will be recorded and available for review starting at 11:59 pm central on Wednesday, August 27, 2014, until 11:59 pm central on Wednesday, September 3, 2014, by dialing 877-344-7529; International: 412-317-0088 and access number 10051402.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 15 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  The Company currently operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Florida and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Eric Hausler, Chief Financial Officer-314.813.9205

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

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ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	July 27,	July 28,
	2014	2013
Revenues:
Casino	$255,072	$250,834
Rooms	8,312	8,915
Food, beverage, pari-mutuel and other	34,123	34,122
Gross revenues	297,507	293,871
Less promotional allowances	(55,858)	(55,858)
Net revenues	241,649	238,013
Operating expenses:
Casino	40,128	40,268
Gaming taxes	64,467	62,678
Rooms	1,903	1,901
Food, beverage, pari-mutuel and other	11,372	10,802
Marine and facilities	14,719	14,619
Marketing and administrative	60,361	59,250
Corporate and development	9,148	6,698
Preopening	—	3,898
Depreciation and amortization	19,643	19,802
Total operating expenses	221,741	219,916
Operating income	19,908	18,097
Interest expense	(21,329)	(22,654)
Interest income	87	90
Derivative income	—	230

Loss from continuing operations before income taxes	(1,334)	(4,237)
Income tax provision	(983)	(1,411)
Loss from continuing operations	(2,317)	(5,648)
Income from discontinued operations, net of income taxes	—	786
Net loss	$(2,317)	$(4,862)

Income (loss) per common share-basic and diluted:
Loss from continuing operations	$(0.06)	$(0.14)
Income from discontinued operations, net of income taxes	—	0.02
Net loss	$(0.06)	$(0.12)

Weighted average basic shares	39,827,889	39,582,928
Weighted average diluted shares	39,827,889	39,582,928

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	July 27,	April 27,
	2014	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$68,330	$69,830
Marketable securities	27,566	27,289
Accounts receivable, net	10,806	12,615
Income taxes receivable	243	73
Deferred income taxes	4,106	4,106
Prepaid expenses and other assets	28,535	18,526
Total current assets	139,586	132,439
Property and equipment, net	946,193	955,604
Other assets:
Goodwill	108,970	108,970
Other intangible assets, net	54,701	54,911
Deferred financing costs, net	22,320	23,439
Restricted cash and investments	9,125	9,807
Prepaid deposits and other	4,865	4,904
Total assets	$1,285,760	$1,290,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$231	$230
Accounts payable	19,196	20,869
Accrued liabilities:
Payroll and related	35,384	34,700
Property and other taxes	22,274	20,360
Interest	20,020	16,920
Progressive jackpots and slot club awards	16,526	16,306
Other	19,746	18,478
Total current liabilities	133,377	127,863
Long-term debt, less current maturities	1,056,377	1,066,071
Deferred income taxes	36,852	35,870
Other accrued liabilities	18,575	18,495
Other long-term liabilities	22,629	22,391
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at July 27, 2014 and at April 27, 2014	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	248,785	247,819
Retained earnings (deficit)	(204,230)	(201,913)
	44,976	46,327
Treasury stock, 2,243,789 shares at July 27, 2014 and 2,236,971 shares at April 27, 2014	(27,026)	(26,743)
Total stockholders’ equity	17,950	19,584
Total liabilities and stockholders’ equity	$1,285,760	$1,290,274

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended
	July 27,	July 28,
	2014	2013
Colorado
Black Hawk	$31,681	$32,684

Florida
Pompano	37,724	37,386

Iowa
Bettendorf	19,534	19,465
Marquette	6,487	7,112
Waterloo	21,252	20,942
Iowa Total	47,273	47,519

Louisiana
Lake Charles	32,536	33,666

Mississippi
Lula	12,675	12,579
Natchez	4,753	5,327
Vicksburg	7,442	7,779
Mississippi Total	24,870	25,685

Missouri
Boonville	19,190	18,729
Cape Girardeau	14,360	13,809
Caruthersville	7,483	7,687
Kansas City	17,829	18,071
Missouri Total	58,862	58,296

Pennsylvania
Nemacolin	8,657	2,593

Property Net Revenues before Other	241,603	237,829
Other	46	184
Net Revenues from Continuing Operations	$241,649	$238,013

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended July 27, 2014
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$4,510	$2,343	$8	$1,013	$7,874

Pompano, Florida	4,839	1,742	6	—	6,587

Bettendorf	4,016	1,452	4	—	5,472
Marquette	898	456	1	—	1,355
Waterloo	5,348	1,186	4	—	6,538
Iowa Total	10,262	3,094	9	—	13,365

Lake Charles, Louisiana	2,345	2,830	4	—	5,179

Lula	926	1,287	3	—	2,216
Natchez	(591)	233	4	—	(354)
Vicksburg	90	892	4	—	986
Mississippi Total	425	2,412	11	—	2,848

Boonville	5,778	988	6	—	6,772
Cape Girardeau	(479)	2,790	1	—	2,312
Caruthersville	660	668	4	—	1,332
Kansas City	2,912	950	4	—	3,866
Missouri Total	8,871	5,396	15	—	14,282

Nemacolin, Pennsylvania	(1,773)	1,357	1		(415)

Total Operating Properties	29,479	19,174	54	1,013	49,720
Corporate and Other	(9,571)	469	829	2,259	(6,014)
Total	$19,908	$19,643	$883	$3,272	$43,706

	Three Months Ended July 28, 2013
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$6,084	$2,319	$11	$—	$8,414

Pompano, Florida	4,167	1,846	7	—	6,020

Bettendorf	3,213	1,699	4	—	4,916
Marquette	1,220	478	3	—	1,701
Waterloo	4,628	1,220	6	—	5,854
Iowa Total	9,061	3,397	13	—	12,471

Lake Charles, Louisiana	2,734	2,877	5	—	5,616

Lula	362	1,326	5	—	1,693
Natchez	(599)	351	5	—	(243)
Vicksburg	380	1,005	5	—	1,390
Mississippi Total	143	2,682	15	—	2,840

Boonville	5,225	1,152	6	—	6,383
Cape Girardeau	(685)	2,787	3	—	2,105
Caruthersville	457	805	6	—	1,268
Kansas City	2,840	976	4	—	3,820
Missouri Total	7,837	5,720	19	—	13,576

Nemacolin, Pennsylvania	(5,011)	557	—	3,898	(556)

Total Operating Properties	25,015	19,398	70	3,898	48,381
Corporate and Other	(6,918)	404	1,059	(1,019)	(6,474)
Total	$18,097	$19,802	$1,129	$2,879	$41,907

Isle of Capri Casinos, Inc.

Reconciliation of Income (Loss) From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended
	July 27,	July 28,
	2014	2013
Loss from continuing operations	$(2,317)	$(5,648)
Income tax provision	983	1,411
Derivative income	—	(230)
Interest income	(87)	(90)
Interest expense	21,329	22,654
Depreciation and amortization	19,643	19,802
Stock-based compensation	883	1,129
Severance charges	2,259	—
Colorado referendum costs	1,013	—
Preopening expense	—	3,898
Gain on sale of airplane	—	(1,019)
Adjusted EBITDA (1)	$43,706	$41,907

Isle of Capri Casinos, Inc.

Reconciliation of GAAP Income (Loss) From Continuing Operations to Adjusted Income (Loss) and GAAP Income (Loss) From Continuing Operations Per Share to Adjusted Income (Loss) Per Share

(unaudited, in thousands)

	Three Months Ended
	July 27,	July 28,
	2014	2013

GAAP loss from continuing operations	$(2,317)	$(5,648)
Severance expense (3)	2,259	—
Colorado referendum expense (3)	1,013	—
Preopening expense	—	3,898
Gain on sale of corporate aircraft	—	(1,019)
Adjusted income (loss) (2)	$955	$(2,769)

GAAP loss from continuing operations per share	$(0.06)	$(0.14)
Severance expense (3)	0.06	—
Colorado referendum expense (3)	0.02	—
Preopening expense	—	0.10
Gain on sale of corporate aircraft	—	(0.03)
Adjusted income (loss) per share	$0.02	$(0.07)

(1)         Adjusted EBITDA is “earnings before interest and other non-operating income (expense), income taxes, stock-based compensation, certain severance expenses, certain expenses related to the Colorado gaming referendum, preopening expense, certain asset sale gains and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and it is an important component in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.  A reconciliation of Adjusted EBITDA to income (loss) from continuing operations is included in the financial schedules accompanying this release.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation expenses, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.

(2)         Adjusted income (loss) is presented solely as a supplemental disclosure as this is one method management reviews and utilizes to analyze the performance of its core operating business.  For many of the same reasons mentioned above related to Adjusted EBITDA, management believes Adjusted income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as certain severance expenses, certain expenses related to the Colorado gaming referendum, certain asset sale gains and preopening expenses.  Management believes Adjusted income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of financial performance that more closely resembles widely used measures of performance and valuation in the gaming industry.  Adjusted income (loss) and adjusted income (loss) per share do not include certain severance expenses, certain expenses related to the Colorado gaming referendum, certain asset sale gains and preopening expenses.

(3)         The Company recorded $2.3 million of severance expense in the first quarter of fiscal 2015 related to  restructuring at the corporate office.  The Company incurred $1.0 million of expense during the first quarter of fiscal 2015 related to the Colorado gaming expansion referendum.